Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Aeries Technology, Inc. (f/k/a Worldwide Webb Acquisition Corp.) on Form S-8 of our report dated March 31, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Worldwide Webb Acquisition Corp. as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and for the period from March 5, 2021 (inception) through December 31, 2021, which report appears in the Annual Report on Form 10-K of Worldwide Webb Acquisition Corp. for the fiscal year ended December 31, 2022 and is incorporated by reference into this Registration Statement. We were dismissed as auditors on February 1, 2024 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal.

/s/ Marcum llp

Marcum llp

Los Angeles, CA

May 7, 2024